Robert A. Forrester
                                 Attorney at Law
                      1215 Executive Drive West, Suite 102
                             Richardson, Texas 75081
                                 (972) 437-9898
                               (972) 480-8406 Fax
                               forrest@dallas.net









January 15, 1999


Richard K. Wulff, Chief
Office of Small Business Review
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:      Massimo Enterprises, Inc.
         Form SB-2
         File No. 333-67919

Dear Mr. Wulff:

On behalf of the Company, I am filing contemporously herewith Amendment No. 1 to the above referenced registration statement. The following discussion follows that set forth in your comment letter of December 29, 1998.

I am enclosing a copy of this letter and your comment letter with the hard copy of the Amendment transmitted separately in response to item 11 below. In addition, I am enclosing with the same package two spread sheets that set forth the calculations confined in the registration statement.

Calculation of Registration Fee Table

1. The size of the offering has been increased, and the registration fee table has been revised, the separate transmittal reflects those calculations. The amounts of common stock, warrants and common stock underlying the warrants and the price of the common stock underlying the warrants has also been revised. Please note that the exercise price is 60% of the price per unit. Since the price per unit is anticipated to be $8.50, the exercise price is $5.10 per share.

Prospectus

Comments That Apply to the Entire Prospectus

2. Requires no comment.

3. Requires no comment.

4. Requires no comment.

5. Requires no comment.

6. We have written the Summary and Business Sections as self contained wholes. The purpose of the Summary section is to give the investor a term sheet of the deal, financial statements and business. The investor will, consequently, have the key points of the business and offering in one convenient place. We draft the Business Section to provide detail for the earlier information among other purposes. Of necessity, the Business section will repeat summary information because if the Business Section is self contained, some of the information will repeat that contained in the summary. The Plain English Handbook states at page 13, "Overwhelmed with memorizing a new and unnatural vocabulary, and bothered by constantly having to flip back and hunt for first time the term's definition appears, many an investor will not stick with the document." While this language is specifically discussing definitions, we believe it applies equally to other contexts. Specifically, we believe the reader should be able to read a complete story in the section's context without having to refer back and forth. Accordingly, some information is repeated but we believe the section would lack clarity without it. We have, nonetheless, attempted to tighten language throughout the document, including the section to which you refer.
7. Complied with.

8. Complied with.

9. Complied with.

10. Complied with.

11. Complied with.

Cover Page

12. We have removed the pricing in the table labeled "The Offering."

13. We have inserted blanks before the text questioned and set the questioned language off in parentheticals. For the purpose of the use of any preliminary prospectus, we believe that a potential investor should be informed about the basis for calculating the exercise price and the method for determining when the Company's right to call the warrants first becomes available. Although the unit offering price is assumed to be $8.50, it will be determined when the offering is priced.

14. In the summary section under the offering, we have changed the questioned language to conform to that set forth on the cover and have modified other language to conform to the cover also.

15. Requires no response.


16. We are working actively with an underwriter and anticipate that we shall define at the time we file an amendment containing a red herring that we anticipate printing.

17. Although we have included the requested disclosures, we anticipate distributing a hard copy of the registration statement only to the SEC, Nasdaq, and the Boston Stock Exchange.

Inside front Cover Page

18. Complied with.

Additional Information, page 2

19. This information has been moved to follow the Experts Section.

Prospectus Summary, page 3

20. As with other plain English prospectuses, we have moved this language to the inside front cover of the prospectus. We have also redrafted it.

21. We note that footnotes are used in several plain English prospectuses such as the Boddie-Noell Properties, Inc. prospectus dated December 16, 1997, and Dollar Thrifty Automotive Group, Inc., also dated December 16, 1997, among other prospectuses following similar conversation. We believe footnotes to be particularly appropriate in instances involving calculation so that the reader can understand the basis for the calculation without the clutter of abstraction in the text.

22. See response to comment 14.


Risk Factors, page 6

23. Complied with.

24. Complied with.

25. Complied with. . 26. Complied with.

27.       Complied with.

28. Complied with.

29. Complied with.

Use of Proceeds, page 1

30. Complied with.

31. Since we lack contact with any entity we would consider as an acquisition, any statement about an acquisition is premature and has been deleted.

Dilution, page 13
Capitalization, page 14

     32. We have removed footnote 1 in the capitalization table as redundant. With aspect to other footnotes, see our response to comment 21.

MD&A, page 15

33.       Complied with

34. Complied with.

35. Complied with.

36.  We  believe  the  second   paragraph   provides  in  detail  the  requested
information.

Business, page 16

37. A new paragraph is inserted into the general business discussion giving the background of the patent's development.

38. A new paragraph under background has been added that describes how the application works and how it is distinguished from other

39. Complied with.

40. See response to comment 31.

Management, page 21

41. Complied with.

Underwriting, page 26

43.      See response to comment 16.

44. As there will be no Selling Security Holders, that language has been deleted.

45. See response to comment 16.

46. Complied with.

Part II

Undertakings

47. Complied with.

Outside Back Cover Page

48. Complied with.

FINANCIAL STATEMENT COMMENTS

49. Complied with.

Please feel free to contact me at the above telephone number if you have any questions regarding this amendment.



Very truly yours,

/s/ Robert A. Forrester

Robert A. Forrester

RAF/gs

    As filed with the Securities and Exchange Commission on January 15, 1999
                            Registration No.333-67919

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                                 -----------------
                                 Amendment No. 1

                             REGISTRATION STATEMENT
                                    Under the
                             SECURITIES ACT OF 1933

                            MASSIMO ENTERPRISES, INC.
                 (Name of small business issuer in its charter)

         Texas                                 2844                  72-1269331
       (State or jurisdiction of         (Primary Standard Industrial
              (I.R.S. Employer
   incorporation or organization)        Classification Code Number)
           Identification Number)

                            Massimo Enterprises, Inc.
                              8643 Grenadier Drive
                                Dallas, TX 75238
                                 (214) 340-3506
                   (Address and telephone number of principal
               executive offices and principal place of business)

                    ----------------------------------------

                                 Jason J. Romano
                            Massimo Enterprises, Inc.
                              8643 Grenadier Drive
                                Dallas, TX 75238
                                 (214) 340-3506
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                  Robert A. Forrester, Esq.
                  1215 Executive Drive West
                  Suite 102
                  Richardson, TX 75081
                  Phone (972) 437-9898
                  Fax (972) 480-8406

         Approximate date of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a  post-effective  amendment filed pursuant to Rule 462
(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be make pursuant to Rule 434, please check the following box.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE



                                                       Proposed Maximum     Proposed Maximum
      Title of Each Class of           Amount to        Offering Price          Aggregate            Amount of
   Securities to be Registered       be Registered         Per Unit        Offering Price (1)     Registration Fee



Units, each consisting of
  2 shares of Common Stock and
  2 Redeemable Common Stock
  Purchase Warrants (2)                 690,000             $8.50              $5,865,000            $1,730.18



Common Stock, $0.01 par value (2)      1,380,000             (2)                   (2)                  (2)



Redeemable Series A Common
  Stock Purchase Warrants (2)          1,380,000             (2)                   (2)                  (2)



Common Stock, $0.01 par value (3)      1,380,000            $5.10              $7,038,000            $2,076.21



Underwriter's Warrants (4)              60,000             $.00167               $100.00               $0.03



Units Underlying the
Underwriter's                           60,000              $10.20              $612,000              $180.54
  Warrants



Common Stock, $0.01 par value (5)       120,000              (5)                   (5)                  (5)



Redeemable Series A Common
  Stock purchase Warrants               120,000              (5)                   (5)                  (5)



Common Stock, $0.01 par value (6)       120,000             $5.10               $612,000              $180.54



Total                                                                                                $4,167.49




     (1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 (a) under the Securities Act of 1933 (the "Act").
(2) Included in the Units. No additional registration fee is required.
(3) Issuable upon exercise of Redeemable Series A Common Stock Purchase Warrants. Pursuant to Rule 416 there are also registered an indeterminate number of shares of common stock, which may be issued pursuant to the anti-dilution provisions applicable to the Redeemable Series A Common Stock Purchase Warrants, the Underwriter's Warrants and the Redeemable Series A Common Stock Purchase Warrants issuable under the Underwriters' Warrants.
(4) Underwriters' Warrants to purchase up to 60,000 Units, consisting of an aggregate of 120,000 shares of common stock and 120,000 Redeemable Series A Common Stock Purchase Warrants.
(5) Included in the Units Underlying the Underwriter's Warrants. No additional registration fee is required. (6) Issuable upon exercise of Redeemable Series A Common Stock Purchase Warrants underlying the
     Underwriters' Units.







                            Massimo Enterprises, Inc.

                                  600,000 Units
             Each Unit consisting of Two Shares of Common Stock and Two Redeemable Series A Common Stock Purchase Warrants

     Massimo Enterprises, Inc. has developed a line of hair care products and patented an applicator for applying relaxer to hair. We plan to market these products primarily to African Americans. We have not yet begun to market these products.

Each warrant sold with the unit entitles the holder to purchase one share of common stock for __ (60% of the price of the unit). The holder may not exercise this right until ______________(thirteen months from the dated of this offering). This right ceases on _________ (five years after the date of this prospectus). We may purchase the warrants at a price of $0.05 per warrant at any time beginning _________(18 months form the date of this prospectus) provided that the closing sale price per share of common stock equals or exceeds __ (the offering price per unit for twenty consecutive days). The common stock and warrants must trade as a unit for six months following the date of this prospectus unless the ______________ permits them to trade separately at an earlier date.

Prior to this offering, there has been no public market for any of these securities, but we have applied to the Nasdaq Small-Cap Market and the Boston Stock Exchange to list them for trading. We expect the units to be offered at a price of ______to

-------.

See "Risk Factors" beginning on page six for a discussion of certain factors that you should consider before you invest in the units being sold with this prospectus.
                                           ----------------------------

The Offering:                 Per Unit Total

Public Price  ...........        $        $

Underwriting
  Discounts .............        $        $

Proceeds to Us  ......           $        $

For a period of 45 days form the date of this prospectus, the underwriters may purchase up to 90,000 units at the public offering price less the underwriting discount.

Proposed Trading Symbols:
Boston
     Units
     Common Stock
     Warrants

Nasdaq Small-Cap
     Units
     Common Stock
     Warrants

Neither the Securities and Exchange Commission nor any State securities commission have approved nor disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         The date of this Prospectus is
                            _________________, 1999.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Massimo's headquarters are located at 8643 Grenadier Drive, Dallas Texas 75238. Our telephone number is (214) 340-3506 and our fax number is (214) 340-1134.


Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" are forward looking. They include statements concerning (a) strategy, (b) liquidity and capital expenditures, (c) competitive pressures, (d) problems of commencing operations and (e) general conditions. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. The summary may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

                                   The Company

         Massimo is a development stage company which was formed in May 1994 as a Louisiana corporation and reorganized as a Texas corporation in 1998. We have developed and patented an applicator for applying hair relaxer and a line of hair care products to be marketed primarily to African Americans. Our principal product is the patented applicator which applies hair relaxer with accuracy and significantly faster than existing application methods. In addition to the applicator and hair relaxer product, Massimo has also developed:
                     Hair spray to hold styled hair
                     Conditioners that repair hair damaged by chemical treatment and over processing Conditioning shampoo that cleans without affecting color-treated or relaxed hair

All of these products are marketed under the trademark Smooth & Easy (R).

         We have designed our patented applicator to apply hair straighteners in five to ten minutes. Users of hair straighteners typically apply hair relaxer ever five to six weeks and we believe it takes 30 to 40 minutes to apply. Between major applications, one will apply hair relaxer to roots, and we believe the process is cumbersome, imprecise, time consuming and often modifies the effect of an earlier application. Our applicator not only shortens the time it takes to apply hair relaxer, it is convenient and applies hair relaxer accurately.

         Massimo has not commenced significant operations. Nonetheless, we have completed the design of our applicator and assembled 50,000 units, each consisting of five products, which we hold in inventory. We have two patents on the applicator and a registered trademark on Smooth & Easy(R). Massimo has contracted with RAANI Corporation to assemble, package and ship our products.

         Massimo plans to market our products primarily through television and print advertising where consumers are asked to call a toll free number to obtain more information and place orders for our products. The products will be shipped directly to the consumer. We plan to engage a direct response multi-media marketing firm to develop information and handle order processing.











                                  The Offering

Securities offered hereby                                     600,000 units, each unit consisting of two shares
                         --------------------------------
                                                     of common stock and two Series A Warrants, each Series A
                                                     Warrant entitles the holder to purchase one share of common stock at a price of  __ (60% of the price per unit) until
                                                     ____ (five years after the date of this prospectus).  (See
                                                     "Description of Securities.")

Series A Warrants                                             The warrants are not immediately exercisable and
                  ------------------------------------------
                                                     are not transferable separately from shares until  _____,
                                                     1999 (six months from the date of this prospectus.)  The
                                                     Series A Warrants are redeemable by Massimo upon 30 days
                                                     written notice at $0.05 per warrant at any time beginning
                                                     ____ (18 months from the date of this prospectus) provided that the sale price per share of common stock equals or
                                                     exceeds $ ___ (the offering price per unit).  (See
                                                     "Description of Securities.")

Offering Price                                                         $8.50 per unit

Common Stock to be outstanding
  after the offering                                                   1,903,533 shares (1)(2)
                     ------------------------

Warrants to be Outstanding
  after the Offering                                          1,200,000 warrants (2)(3)
                     ------------------------

Use of Proceeds                                               To provide additional funds for marketing and
                                                     product development and for working capital and other
                                                     general corporate purposes.  (See "Use of Proceeds.")

Risk Factors                                                           The securities offered hereby are
                                                     speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of
                                                     their entire investment.  (See "Risk Factors.")

Boston Stock Exchange Symbols
         Units
         Common Stock
         Series A Warrants

NASDAQ Small-Cap Market Symbols
         Units
         Common Stock
         Series A Warrants
  ---------------------

(1) Includes 3,500 shares issued subsequent to September 30, 1998. Excludes 170,000 shares of common stock reserved for issuance under Massimo's 1998 Stock Option Plan. To date, 170,000 options have been granted under the 1998 Stock Option Plan, none of which are immediately exercisable. See "Executive Compensation Stock Option Plan."
(2)  Excludes an aggregate of up to 1,800,000  shares  issuable upon exercise of
     (i) the warrants, (ii) the over-allotment option and (iii) the underwriters' warrants.
(3) Excludes up to 180,000 Series A Warrants issuable upon exercise of the over-allotment option or the 120,000 Series A Warrants underlying the underwriters' warrants.





                          Summary Financial Information


                                      Year Ended            May 24, 1994            Nine Months Ended
                                      December 31        (Inception) Through        September 30,
Operating Data:                   1996           1997     December 31, 1997     1997              1998
                                  ----           ----     -----------------     ----              ----

Net sales                   $      6,127              -      $    6,127              -                  -
Gross profit                       1,951              -           1,951              -                  -
Operating income (loss)        (124,226)       (93,788)       (483,680)       (36,027)          (173,631)
Net income (loss)              (125,585)       (93,296)       (484,547)       (36,295)          (170,724)
Net income (loss) per share      $(0.25)        $(0.18)         $(0.96)        $(0.07)            $(0.27)


                                       December 31                           September 30
                                                               --------------------------
Balance Sheet Data:                       1997                     1998            As Adjusted (1)
                                      -------------            -----------         ---------------

Working capital                            $149,149                124,740             $4,444,740
Total assets                                171,668                187,067              4,507,067
Long-term liabilities                             -                      -                      -
Shareholders' equity                        171,668                186,744              4,506,744


(1) As adjusted to give effect to the sale of 600,000 units at an assumed offering price of $8.50 per unit and the application of the net proceeds therefrom of approximately $4,320,000. (See "Use of Proceeds" and "Capitalization.")

                                  RISK FACTORS

Investing in Massimo's securities is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.



Risk of enterprise with limited prior operations

      Limited operating history

         We have had no revenues in 1997 and 1998. Consequently, we have little actual experience with the manufacturing, marketing or financing of the product and the integration of those functions. Although we have closely planned these activities and believe that they will be successfully implemented within two months following the close of this offering, it is possible that these activities will neither function as anticipated nor be operational within the time for which we have planned.

      Profitability

         We have allocated $1,750,000 from the proceeds of this offering for marketing and advertising expense. In addition we will incur increased overhead when operations commence. It is unlikely that our gross profit margins will be sufficiently large to absorb these expenses in the first several months following the completion of this offering.

      Marketing risks

We do not know if our products will be accepted in the market place in the manner in which we expect. Neither Massimo nor any independent third party has formally studied the feasibility or marketing of our products. In addition we anticipate that the reception of our products will be subject to changing consumer preferences and demands that will require adjustment or changes in the marketing of our products. There can be no assurance that we will have sufficient funds or other resources to achieve market acceptance of our products or make sufficent sales to achieve profitability. See "Use of Proceeds."

      Possible need for additional financing

     Massimo expects that cash flow from operations, together with the net proceeds of this offering, will fund our cash requirements for at least twelve months following the completion of this offering. However, additional financing may be required if:

      we incur operating losses in the future; or

      operations do not generate sufficient funds.

Because there can be no assurance that adequate additional financing will be available on terms acceptable to Massimo, we may be forced to limit our operations. Any future financing that involves the sale of Massimo's equity securities may result in dilution to the then current stockholders. See "Use of Proceeds."

      Dependence on suppliers and others

         Massimo does not produce our own products but plans to purchase our raw materials and packaging components from a variety of sources. We also plan to rely upon third parties to market and distribute our products. Presently, we have agreements with only one entity, RAANI Corporation, for the production of our products and no formal agreements for pre-assembly, sales or distribution of our products. Massimo believes that there are several such suppliers, marketers and distributors, but there can be no assurance that those entities would be available to us on an immediate basis if needed, or at prices on which we have based our planning. The failure of Massimo to successfully obtain suppliers, assemblers, marketers or distributors could have a material adverse effect on the operations of Massimo. See "Business-Contractual Status."



      Personnel and management risks

         Our success depends upon our ability in a competitive environment to attract and retain qualified personnel. Also, we may need to fill important executive positions in the future. While we hope that qualified personnel can be hired, the market for such individuals is highly competitive, and there is no assurance that these critical positions can be filled on a timely or economically basis, it at all.

Competition

         Seven domestic manufacturers presently control the ethnic hair care market. They manufacture and sell similar products in similar packaging. There can be no assurance that competitors will not succeed in developing technologies and products that are more effective than any which have been or are being developed by Massimo. There can be no assurance that our product will be successful and the profitability of certain products and services may be reduced, possibly substantially, so that we can effectively compete in the market. These reductions could have a material adverse effect on the business and our financial condition. See "Business-Competition."

Key employees

         Massimo's business is substantially dependent on the efforts of Jason Romano, Joseph Romano and Charles Haag. Massimo lacks employment agreements with any of these individuals, and the loss of services to Massimo of these individuals, could have a material adverse effect on Massimo. Massimo has agreed to obtain key man insurance in the amount of $1,000,000 on the lives of Jason Romano and Joseph Romano, and there can be no assurance that the amount will be sufficient to compensate Massimo for the loss of their services. See " Management."

Regulations

         Massimo is subject to a variety of Federal and State Regulations relating to the content, production and sale of our products. The Food and Drug Administration regulates the manufacture of products through its "Good Manufacturing Practices" and regulates the contents of cosmetics their labeling and claims about the products. The Federal Trade Commission also regulates product claims. These regulations subject us to the possibility of repurchasing or recalling products found to be defective as well as fines and penalties. See "Business Regulations."

Arbitrary determination of offering price

         The public offering price for the common stock offered hereby was determined by negotiation between Massimo and the representative. The factors considered in determining the public offering price include:

     Massimo's potential for revenue growth, the industry in which we operate, our business potential and earning prospects, and the general condition of the securities markets at the time of the offering.


Prices for the shares of common stock after this offering will be determined in the market and may be influenced by many factors, including:

     the depth and liquidity of the market for the common stock, investor perception of Massimo and the mortgage banking industry as a whole. See "Underwriting."

Dilution

         The principal shareholders of Massimo have acquired common stock at a cost per share substantially less than that at which Massimo intends to sell the common stock included in the units to investors in this offering. Therefore, an investment in the units offered hereby will result in the investors experiencing substantial immediate dilution in net tangible book value of 43.8% in their ownership of common stock. (See "Dilution", "Certain Relationships and Related Transactions" and "Description of Securities.")

Control by principal shareholders

         Upon completion of the offering, the principal shareholders will own approximately 37% of the common stock, assuming no exercise of the underwriters' over-allotment option. As a result, the principal shareholders will have the ability to exert significant influence over the business affairs of Massimo, including the election of directors and other matters requiring shareholder approval. (See "Principal Shareholders" and "Management.")



Boston Stock Exchange and NASDAQ Small-Cap Market

         Massimo has applied for listing of the units, the common stock and the warrants on the Boston Stock Exchange and for quotation on the NASDAQ Small-Cap Market and anticipates that it will meet the initial inclusion requirements at the time of the closing of this offering. There can be no assurance however that the listing application will be approved. If the units, the common stock and the warrants are listed, we may substantially fail to meet the maintenance requirements of the Boston Stock Exchange and/or the NASDAQ Small-Cap Market could result in Massimo's common stock and warrants being delisted from the Boston Stock Exchange and/or the NASDAQ Small-Cap Market, could then delist our common stock and warrants and they would trade on the OTC Electronic Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. These trading markets are generally considered to be less efficient markets.

Penny stock regulation

         Among other consequences, delisting from the Boston Stock Exchange and/or the NASDAQ Small-Cap Market may cause a decline in the trading price of the securities, difficulty in conducting trades and difficulty in obtaining future financing. If at any time, the units, the common stock or the warrants are not quoted on the Boston Stock Exchange or the NASDAQ Small-Cap Market, the units, the common stock or the warrants could become subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to companies, the common stock of which trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if Massimo has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers":

      complete certain documentation,

      make suitability inquiries of investors,

      provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.

Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. (See "Underwriting.")

Absence of public market for common stock and warrants and volatility

         Before the offering, there has been no public market for the securities, and there can be no assurance that an active trading market will develop or be sustained. The market prices for the common stock may be volatile depending on a number of factors, including the operating results of Massimo, the United States and global economic or political conditions and various other factors generally affecting the stock market. Additionally, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for emerging growth companies. These extreme fluctuations, which often have been unrelated to the operating performance of any particular company or to any group of companies, may adversely affect the market price of the securities.

Lack of dividends on the common stock

         Massimo does not anticipate paying dividends on the common stock at any time in the foreseeable future. Massimo's Board of Directors currently plans to retain earnings for the development and expansion of our business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of Massimo and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

Shares eligible for future sale

         Upon the completion of this offering, Massimo will have outstanding 1,903,533 shares of common stock.

         Of these shares, the shares included in the units will be tradable after separation of the units without restriction, unless they are purchased by affiliates of Massimo. Shares outstanding before the completion of this offering are "restricted securities" under the Securities Act of 1933 which may be sold in certain circumstances (See "Shares Eligible for Future Sale." Massimo's majority shareholder and director has agreed not to dispose of shares of common stock for a period of 365 days after the date of this prospectus. However, after such period, this shareholder will still be subject to certain restrictions contained in Rule 144 under the Securities Act of 1933 on the sale of his shares. (See "Underwriting.")

         We cannot predict the effect, if any, that market sales of such shares or availability of such shares for future sales will have on the market price of the common stock from time to time. Future sales of substantial amounts of common stock by existing shareholders could adversely affect the prevailing market price of the common stock and Massimo's ability to raise additional capital.

Ability to exercise warrants

         For the term of the warrants, we will use our best efforts to maintain a current effective registration statement with the securities and Exchange Commission relating to the shares of common stock issuable upon exercise of the warrants. If Massimo is unable to maintain a current registration statement the warrant holders would be unable to exercise the warrants and the warrants would become valueless. Although the underwriters have agreed to not knowingly sell the warrants in any jurisdiction in which the common stock issuable upon exercise of the warrants is not registered or otherwise qualified, a purchaser of the warrants may relocate to a jurisdiction in which the shares of common stock underlying the warrants are not so registered or qualified. In addition, a purchaser of the warrants in the open market may reside in a jurisdiction in which the shares of the common stock underlying the warrants are not registered or qualified. If Massimo is unable or chooses not to register or qualify or maintain the registration or qualification of the shares of common stock underlying the warrants for sale in all of the states in which the warrant holders reside, Massimo would not permit such warrants to be exercised, and warrant holders in those states would have no choice but to sell their warrants or let them expire. Prospective investors and other interested persons who wish to know whether or not shares of common stock may be issued upon the exercise of warrants by warrant holders in a particular state should consult with the securities department of the state in question or send a written inquiry to Massimo. (See "Description of Securities-Warrants.")

Year 2000 compliance

         Massimo's computer systems may not comply with year 2000 issues. Over the next few years, Massimo may incur additional expenditures to modify our software to operate correctly for the year 2000. While considered to be immaterial by management, we have not yet quantified such costs, which will be expensed as incurred. If we do not address this issue successfully, our business could be materially and adversely affected.

Risk of redemption of warrants

         Commencing 180 days from the date of this prospectus, Massimo may redeem the warrants for $0.05 per warrant at any time commencing eighteen months after the date of this prospectus, on 30 days prior written notice, provided that the closing sale price per share for the common stock has equaled or exceeded the offering price per unit 20 consecutive trading days. Notice of redemption could force the holders to:

     exercise their warrants and pay the exercise price at a time when it might be disadvantageous or difficult for the holder to do so, sell the warrants at current market price when they might otherwise wish to hold the warrants, or accept the redemption price, which is likely to be less than the market price of the warrants at the time of redemption.


Underwriters' warrants; Risk of further dilution

         Massimo has agreed to sell to the underwriters, for nominal consideration, warrants to purchase up to 60,000 units at an exercise price of 60% of the price at which the units are initially offered to the public. Massimo has agreed to register under the Securities Act of 1933, and applicable state securities laws, the securities issuable upon exercise of the underwriters' warrants at the expense of Massimo. The underwriters' warrants and any profits realized by the underwriter on the sale of the securities underlying the underwriters' warrants could be considered additional underwriting compensation. For the term of the underwriters' warrants, the holders are given, at nominal cost, the opportunity to profit from the difference, if any, between the exercise price of the underwriters' warrants and the value of or market price for the securities, with a resulting dilution in the interest of existing shareholders. The underwriters' warrants may be exercised at a time when in all likelihood, Massimo would be able to obtain any needed capital by a new placement of securities on terms more favorable than those provided for by the underwriters' warrants. (See "Underwriting.")

                                 DIVIDEND POLICY

Massimo does not anticipate paying dividends on the common stock at any time in the foreseeable future. Massimo's Board of Directors currently plans to retain earnings for the development and expansion of Massimo's business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of Massimo and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant




                                 USE OF PROCEEDS

         The net proceeds of this offering to Massimo are anticipated to be $4,320,000 after deducting the underwriters discount and estimated offering expenses. We will not receive any proceeds upon exercise of the underwriters' over-allotment option, since the shares of common stock included in the units will be sold by selling Shareholders, and no value has been assigned to the warrants included in the units. Massimo intends to use the net proceeds as follows:

                                                              Approximate               Approximate
Application of Net Proceeds                              Amount                      Percent

Product Development                                            $1,000,000                       23.1%
                   ----------------------------------
Inventory...............................................          200,000                       4.7
Advertising                                                     1,750,000                      40.5
           ------------------------------------------
General Corporate Purposes,
  Including Working Capital                                     1,370,000                      31.7
                           --------------------------         -----------                    ------
         Total                                                 $4,320,000                     100.0%
              ---------------------------------------         ==========                     ======

         Pending application of the net proceeds of this offering, Massimo may invest the net proceeds from this offering in interest-bearing savings accounts, United States Government obligations, certificates of deposit or short-term interest-bearing securities.

                                    DILUTION

         As of September 30, 1998, the pro forma net tangible book value of Massimo was $219,316 or $0.31 per share of common stock. The net tangible book value of Massimo is the aggregate amount of our tangible assets less our total liabilities. The net tangible book value per share represents the total tangible assets of Massimo, less total liabilities of Massimo, divided by the number of shares of common stock outstanding. After giving effect to the sale of 600,000 units at an assumed offering price per unit of $8.50 and the application of the estimated net proceeds therefrom, the pro forma net tangible book value per share would increase from $0.31 to $2.39. This represents an immediate increase in net tangible book value of $2.08 per share to current shareholders and an immediate dilution of $1.86 per share to new investors or 43.8%, as illustrated in the following table:

Public offering price per share                                                         $ 4.25
                               ----------------------------------------

         Net tangible book value per share before this offering                 $ 0.31
                                                               --------
         Increase per share attributable to new investors                       $ 2.08
                                                         --------------         ------

Adjusted net tangible book value per share after this offering                             $ 2.39
                                                              ------------------          ------

Dilution per share to new investors                                                     $ 1.86
                                   ------------------------------------                 ======

Percentage dilution                                                                      43.8%

         The following table sets forth as of September 30, 1998 (i) the number of shares of common stock purchased from Massimo, the total consideration paid to Massimo and the average price per share paid by the current shareholders, and
(ii) the number of shares of common stock to be purchased from Massimo and total consideration to be paid by new investors at an assumed offering price of $8.50 per unit. The following table excludes

                                 Shares Purchased             Total Consideration                Average Price
     Number     Percent               Amount      Percent                 Per Share

Current shareholders (1)          700,033       37%          $   842,015       14%                   $1.20
New investors                   1,200,000       63%           $5,100,000       86%                    $4.25
                                -------------------           --------------------
         Total                  1,900,033     100%            $5,942,015      100%
                                ==================            ====================

Adjusted to give effect to the sale of 600,000 units at an assumed offering price of $8.50 per unit and the application of the net proceeds therefrom of approximately $4,308,750.

(1) Excludes a total of 1,803,500 shares of common stock issuable upon the exercise of: (i) the warrants or the underwriters' warrants, (ii) the underwriters' over-allotment option, (iii) Shareholders' Stock Option or (iv) 3,500 shares issued subsequent to September 30, 1998.

                                 CAPITALIZATION

     The following table sets forth the long-term debt and capitalization of Massimo as of September 30, 1998 and as adjusted to give effect to the sale of 600,000 units offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                                               September  30, 1998
                                                                       Actual           As Adjusted

Long-term debt:
         Notes payable                                                 $        0       $        0
                      ----------------------------------------         ==========       ==========

Shareholders' equity (deficit):
         Common Stock, $.01 par value, 10,000,000
                  shares authorized, 500,000, 576,166
                  and 700,033 shares issued and outstanding,
                  1,900,033 as adjusted (1)                            7,000           19,000
                                           ----------
         Additional paid in capital (1)                                     835,015       5,143,015
                                       -----------------------
         Accumulated deficit                                              (655,271)        (655,270)
                             ---------------------------------         ------------      -----------

                  Total capitalization                                 $   186,744      $4,506,744
                                      ------------------------         ===========      ==========



(1) Excludes 1,200,000 shares issuable upon the exercise of the Series A Warrants, 240,000 shares underlying the 60,000 units issuable upon exercise of the underwriters' warrants, 360,000 shares underlying the 90,000 units issuable upon the exercise of the underwriters' over-allotment option 170,000 shares issuable upon exercise of shareholders' Stock Option and 3,500 shares issued subsequent to September 30, 1998. (See "Underwriting.")

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS


         Since Massimo's inception in May, 1994, we have focused on the development of our products and planning for our marketing. From Massimo's inception through December 31, 1997, Massimo had lost $484,547, incurring $125,585 of those losses in 1996 and $93,296 in 1997. The balance, $265,666, was incurred before January, 1996. The majority of the loss reflects expenses incurred before January, 1996, for the development of marketing and advertising material. Massimo also expensed $81,224 in general and administrative costs during the same period reflecting management's expense in developing contacts and organizing our activities.

         In 1996, we completed our development of marketing plans and materials, incurring $64,813 of advertising and marketing expense while not incurring any marketing expense in 1997. In 1996, Massimo sold some product through a broker but realized that sustained selling and distribution of our products would require additional capital. We also concluded that distributing our products through traditional marketing channels of cosmetic products was not efficient. Accordingly, we stopped our selling activities and concentrated on developing the strategy it is now pursuing.

         For the nine months ended September 30, 1998, Massimo incurred a loss of $173,631 compared to a loss of $36,293 for the same period in 1997. The increased loss reflects management's activities, begun in the latter half of 1997, to complete our plans for the manufacture, sale and distribution of our products through mass media and organize our effort for this offering, as well as an expense of $88,226 reflecting management's decision to write off all existing inventory

Liquidity and Capital Resources

         At September 30, 1998, Massimo had $125,063 in cash, sufficient cash, in the opinion of management, to complete this offering. The purpose of this offering is to obtain sufficient funds to begin marketing and distribution of our products through mass media. See "Use of Proceeds." Management of Massimo believes that the proceeds from this offering are sufficient to commence selling activity and enable us to become self sustaining.

         Massimo does have $88,226 of product in inventory, an amount it has held since 1997. Although management wrote off this inventory in 1998 and the inventory includes some marketing materials, management plans to use virtually all of this inventory and its use will partially mitigate the cash required for product for sale after the completion of this offering. In addition, Massimo has completed production of equipment necessary to manufacture the applicator for hair relaxer. This equipment is almost fully depreciated but will be adequate for our initial production needs following the completion of this offering.

Year 2000 compliance

         Massimo's computer systems may not currently comply with year 2000 issues. Massimo's computer systems are limited to personal computers and generic software which will be upgraded following completion of this offering. These new products all represent they comply with year 2000 issues. Our supplier, RAANI Corporation, represents that its computer systems comply with year 2000 issues. We do not anticipate any direct computer interface with vendors and, after inquiry, believe that information from them will be manually entered into our computer systems. Potential vendors have represented to us that their operations will not be affected by this issue. Nonetheless, if we are, in fact, not successful in addressing this issue, our business could be materially and adversely affected.

Plan of Operation

         Prior to this offering, we have developed relationships which we believe will permit us to outsource our manufacturing, packaging, marketing and distribution, and we have entered into one such agreement with RAANI Corporation. Immediately following this offering we plan to formally contract with other entities that will complete our ability to market, manufacture and distribute our products. Within 30 days following the completion of this offering we plan to:

     select an appropriate mix of multi- media components such as television and newspaper advertising to promote the product line, create an infomerical for direct response advertising, develop a program for customers to buy product each month, identify markets in which test marketing will occur, and begin to build inventory in anticipation of response to advertising.

Following the initial phase, we plan to:

     perfect sales and distribution techniques, focus on creating demand through television, complete development of new packaging and products, and begin marketing outside of test markets and identify selected international markets.

                                    BUSINESS

General

         Massimo plans to market several hair care products for African Americans, the most important of which is a patented applicator for applying relaxer to the hair. Massimo intends to market the products under the trademark Smooth & Easy(R).

         Massimo was founded in 1994 as a Louisiana corporation and in 1998 was reorganized as a Texas corporation which acquired all of the issued and outstanding shares of the Louisiana corporation's capital stock. Since Massimo's founding in 1994, we have:

      developed our products,

      obtained trademarks for those products,

      obtained patents for our applicator,

      produced and tested prototypes of our products, and

      developed operating and marketing plans.

         Massimo's patented applicator is designed to apply hair straighteners in five to ten minutes. A hair relaxer is frequently applied every five to six weeks and competitor's products, management believes, take approximately 30 to 40 minutes to apply. Management believes that this process is particularly cumbersome unless performed by a hair stylist. Between major applications of hair relaxers, one will apply hair relaxers to roots, a process that we believe is cumbersome, imprecise, time consuming, and often modifies the effect of earlier application. We believe that our applicator applies hair relaxers quicker, with more convenience and accuracy.

         Our patented applicator was invented by our Chief Executive Officer, Jason Romano. Jason Romano formed Massimo to develop and exploit the applicator and received no separate compensation for inventing the applicator. We filed the patent on May 17, 1995, and the patent office issued the patent on September 8, 1998. Jason Romano has assigned the patent to us and received no separate compensation for the assignment.

Background

         Massimo's primary market is in the United States to those of African descent and our primary product is a hair relaxer applied with our patented applicator. Relaxed hair enables one to fashion hair as one pleases. Once hair is relaxed, it must be redone every four to six weeks with occasional interim applications of relaxer at the roots of hair as the hair grows.

         The applicator is shaped like a large comb with six hollow, tapered teeth about 2 inches long. Relaxer is squeezed into the handle of the comb, a hard plastic tube about 5/8 inches in diameter, and forced into the six teeth that are open at the tips. As relaxer is squeezed into the base of the applicator, it evenly enters the teeth and is dispensed onto the user's hair. Present products require the user to dip a flat stick in a jar and spread the chemical onto the user's hair.

         In the 1940's, a sodium hydroxide or lye based chemical relaxer became widely used to relax hair. Lye based relaxers had a risk of hair damage and skin irritation. In the 1970's, relaxers that were not lye based were introduced and required mixing immediately before use. Although the newer products have distinctive advantages over lye based products, particularly since they are less irritating to the skin, the mixing process can result in mixing errors and generally take 30 to 40 minutes to apply relaxer. In addition, the standard applications cause the mixed chemicals to be applied with difficulty and unevenly.

         Massimo's patented applicator has been developed to speed the application of the relaxer, to assure successful mixing of the active ingredient in the hair relaxer compound and to permit the even, precise application of hair relaxer onto the hair. The applicator can be used to apply hair relaxer to newly grown hair because the applicator can dispense relaxer on the newly grown hair without applying the relaxer to previously treated hair.

         Massimo's applicator for the relaxer is unique, and the process for mixing the hair relaxer for use in Massimo's patented applicator assures even mixture before use. We will sell in our package, the applicator and relaxer together with materials with which the relaxer is mixed. A customer cannot readily clean the applicator so that each subsequent application of relaxer will necessitate the purchase of a new kit, which includes the applicator. Formulas for hair care products can be readily obtained from third parties. We have formulated our products with some modification to those generally available, and our relaxer has been formulated to flow evenly through the applicator.

         Massimo plans to out-source all of the manufacturing, marketing and distribution functions. The utilization of existing resources will save Massimo from investing in manufacturing and assembly facilities and developing efficient processes with which our management lacks experience.

         Massimo has developed several products that are oriented toward the African American hair care market. In addition to Massimo's hair relaxer product, which is sold with the applicator, we have developed a shampoo that cleans hair without affecting relaxed hair. One of our conditioners protects hair from bleach and relaxer compounds and another enhances, repairs and eliminates damage to over processed and chemically treated hair.
Another product is a hair spray that holds styled hair.

Marketing plan

         Of the approximately 32,000,000 African Americans in the United States, over 20,000,000 African Americans relax or straighten their hair every four to six weeks. Growth rates for the African American population are expected to be larger than those for the Caucasian population of the United States. African American adults typically spend 34% more for personal care services than the average U.S. household and African American women spend 41% more for personal care services than American women as a whole. Relaxers constitute more than 20% of the money spent by African Americans on hair care products. Massimo
anticipates   that  our  initial   marketing  will  be  directed  to  the  eight
metropolitan areas of the United States where the African American population exceeds 25% of the metropolitan area's population.

         We plan to market our products through direct response marketing in which a third party will assist in developing mass marketing and advertising materials and provide support services in which one desiring to purchase
Massimo's products will call a toll free number to order products. Although Massimo anticipates that we will market principally through television advertising, we will, through the marketing agent, develop print advertising for inclusion in newspapers and direct mail.

         Massimo anticipates that immediately following the completion of this offering, we will commence television marketing. Massimo anticipates that we will take 30 to 60 days to develop an infomercial for direct response advertising and develop a regional test market.

         Regardless of the media through which Massimo's products are advertised, the advertisements will provide a toll free telephone number whereby a customer can obtain more information and place orders. This service will be provided by the marketing entity engaged by Massimo and not by our personnel. A purchaser will receive products within two or three days of contacting the marketing company.

         As part of Massimo's marketing program, we will encourage customers to regularly receive our products. The purpose of this program is to reduce advertising costs through the establishment of formal programs for repeat purchasers.

         Although Massimo's immediate market is to African Americans, we plan to market our products outside of the United States. There are approximately
900,000,000 people of African descent outside of the United States, of which 750,000,000 reside in Africa. Approximately 100,000,000 people of African descent reside in Brazil and the balance, or approximately 50,000,000 people of African descent reside in Europe, Central America and the Caribbean.

Production and distribution

         Although Massimo has developed the tooling to manufacture our products, we have entered into a contract with RAANI Corporation to manufacture the products. We believe that using a third party to manufacture the products will minimize our requirement to invest in property and equipment, employ manufacturing personnel and provide working capital to support manufacturing operations.

         RAANI Corporation is registered as a drug and cosmetic manufacturer as well as a labeler with the United States Food and Drug Administration. RAANI is fully capable of complying with applicable current Good Manufacturing Practices specified by the Food and Drug Administration.

         Massimo is obligated to provide to RAANI Corporation required packaging materials which consist of plastic bottles, jars, closures, sprayers, shipping cartons, instructions and gloves. All of these products will be manufactured by third parties and shipped to RAANI Corporation. RAANI Corporation will supply all hair care chemicals and package the chemicals and kits containing relaxer, activation chemicals other hair care products and the applicator. We will supply RANNI, through third parties, with kits and other packaging material.

         Following assembly by RAANI Corporation, which is located in Bedford, Illinois, the products will be shipped to a distribution center, or "Fulfillment Center," which Massimo anticipates being located near Chicago. The "Fulfillment Center," also operated by a third party, will physically ship products based upon orders from the organization taking orders.

Contractual status

         While Massimo has entered into a formal agreement with RAANI Corporation for the production of our products, we have not formally entered into contracts with a marketing company, a "Fulfillment Center," or entities that produce components that must be assembled by RAANI Corporation. Massimo has, however, identified and held discussions with several of each such entities and believes that it can complete contractual arrangements with these entities within 30 to 60 days following completion of this offering.

African American retail hair care background

         The retail market segments of the ethnic hair care market in which Massimo will compete are described below:

         Relaxers and Texturizers. Chemical hair relaxing is the process of straightening curly hair for several weeks. Texturizers generally work in a similar manner as relaxers to loosen curly hair, but do not straighten the hair completely. Relaxed hair serves as the foundation for and facilitator of daily hair styling. Consequently, its popularity is not significantly related to current fashion trends. For the person with relaxed hair, relaxers represent a basic personal care product, similar to shampoos and conditioners for the general market. Further, the continual need for "touch-ups" approximately every six weeks requires the relaxer user to frequently purchase relaxers and related products. Over 50% of African American women use chemical relaxers in their hair.

         For persons of African descent, chemical relaxation became popular in the 1940's with the introduction of sodium hydroxide or "lye" relaxer which was the sole product available until a competitor invented and patented "no-lye," relaxers in 1978. In the retail market, no-lye relaxers are generally sold in kits which include a cream base component and a chemical activator component, which are mixed together to create the requisite chemical reaction. One of the most significant sources of consumer complaints in the industry is inconsistent results caused by mixing errors. Our new packaging process eliminates such mixing problems. Although lye relaxers do not require mixing and tend to work faster than no-lye relaxers, they have a much higher risk of hair damage and skin irritation than no-lye relaxers. Until a competitor invented no-lye relaxers, relaxing hair was relegated primarily to salons where it was applied by trained technicians for safety reasons. We believe that the introduction of Smooth & Easy(R) no-lye relaxers and the patented applicator by Massimo will offer the most an effective and fastest in-home method alternative which should significantly changed the industry. In 1995, the U.S. retail ethnic relaxer and texturizer segment was the largest category of U.S. retail ethnic hair care products, representing approximately 31% of the U.S. retail ethnic hair care market, according to the Towne-Oller Report.

         Hair Care Maintenance Products. The physiological differences between the hair of individuals of African descent and Caucasian hair create the need for a variety of products to treat or "maintain" the hair and scalp. Hair is lubricated by the sebaceous gland which excretes oil that flows down and lubricates the hair shaft. While this generally happens in straight hair and in wavy hair, it is very difficult for oils to follow the curves and undulations of increasingly curly hair. The lack of oil causes curly hair and particular tightly curled hair to become very dry and brittle, leaving the hair with a matte, almost dull finish. This condition is the major reason that hair care maintenance products such as oil sheens, hair dress conditioners, comb-outs/detanglers and wave products are popular among individuals of African descent.

         Women, children and men of African descent use a variety of products to permanently change the structure of their hair. In most instances, chemical processes (e.g., relaxing and color treating hair) leave the hair more dry and brittle than it would be otherwise and can significantly damage hair if used improperly. Thus there is an even greater need to condition, replenish and protect hair before, after and in between treatments. To protect the hair, strengthen it and return it to a soft, shiny condition with a healthy looking appearance, the consumer in this market has an even greater need for hair care maintenance products than her or his general market counterpart.

         Numerous ethnic hair care companies and several general market health and beauty aids companies sell hair care maintenance products to consumers of African descent.

         Massimo is reviewing the development and marketing of hair coloring products and shaving products and the possible further development of these products is contingent upon the successful introduction of the applicator.

Patents and trademarks

         Massimo owns the trademark rights of "Smooth & Easy(R)" which is used in connection with our principal brands both in the United States and in the other countries in which the products will be marketed. We secured this trademark on February 25, 1997. Massimo obtained a United States Patent on an earlier model of the "Applicator" which was issued on May 14, 1996 and a utility patent issued on September 8, 1998. Massimo utilizes certain proprietary or patented technologies in the formulation or manufacture of a number of its products: however, the loss of such proprietary rights would not have a material adverse effect on the business, results of operations or financial condition of Massimo.

Research and development

         Massimo's research and development
expenses in 1994 and 1995 totaled approximately $181,000. Research and development activities are expensed as incurred, since the majority of Massimo's research and development activities consist of developing technically feasible products and processes. Massimo will continue development activities as required by the niche market needs.

         Another part of our business planning involved repeated testing of the applicator and relaxer with individuals and those involved in the professional hair care industry. We determined that the response was unanimous. Both groups stated that the applicator made applying relaxer easier, more precise and faster. They also stated that the products made relaxed hair more manageable and softer. In addition, we have worked with multimedia professionals to gage our anticipated response to television advertising. Based upon their expertise and experience, we determined that direct response would be the most effective method of marketing our products.

Competition

         The U.S. retail hair care market is competitive and highly fragmented with a number of market participants that focus specifically on marketing to African Americans. Seven companies generated approximately 63% of industry sales in 1996 with the remainder being generated by a number of smaller companies. Some of the larger companies, such as Soft Sheen, Luster Products and Pro-Line Corp., are privately owned and compete only in the ethnic market, as does the Johnson Products subsidiary of IVAX, Inc., a New York Stock Exchange traded company. However, a few general market companies, such as Revlon and Alberto-Culver Company, also produce a limited line of specialized products for the ethnic consumer. In certain product categories, such as shampoos and hair color, competition also arises from general market manufacturers such as the Procter & Gamble Company and Bristol-Myers Squibb Company's Clairol division. Such general market companies are larger and have substantially greater financial and other resources than Massimo. Internationally, Massimo's competitors differ from market to market and include Revlon, Soft Sheen and several regionally based foreign companies.

         One Company, Carson, Inc. claims ethnic market leadership through established brand names, including the most widely recognized ethnic brand name in the United States, Dark & Lovely, has an experienced direct sales force which broadly distributes its products, a vigorous research and development program and an experienced management team. While Massimo's management team has extensive experience in entrepreneurial endeavors, it lacks operational experience in the production on ethnic hair care products, and generally, Massimo lacks resources on which Carson, Inc. asserts its leadership.

         Most of these competitors market products similar to each others, using similar packaging and marketing directly to retailers and to providers of hair care services or using distributors to do so. We will market differently. Our vertical packaging is different from existing horizontal packaging of products. We will market and distribute our products through mass media and fulfillment centers.

Regulation

         Massimo is subject to a variety of Federal and State product safety laws including the Food, Drug and Cosmetics Act, the Consumer Product Safety Act and the Federal Hazardous Substance Act. Massimo is also subject to the Consumer Product Safety Commission. The Food and Drug Administration promulgated certain regulations concerning product ingredients, product labeling and product claims, and the Federal Trade Commission also regulates product claims. These regulations subject Massimo to the possibility of repurchasing or recalling products found to be defective as well as fines and penalties.

         The Food and Drug Administration has promulgated certain regulations concerning product ingredients and the manufacture of those products. To the extent that Massimo's products are deemed cosmetics, the products do not require pre-market approval by the Food and Drug Administration. The Food and Drug Administration also enforces regulations regarding the quality of manufacturing called "Good Manufacturing Practices." Massimo believes that RAANI Corporation complies with these manufacturing regulations and that its products are "cosmetics" as defined by FDA regulations.

Employees

         Because we rely on third parties for manufacturing, assembly, marketing and distribution, Massimo is not a labor intense business. It will utilize a fulfillment center for receiving and shipping orders. As of December 31, 1998, Massimo's staff consisted of three full time employees. Massimo believes that some additional staff will be required for increased marketing, sales, development and support functions.

Legal proceedings

         As of December 31, 1998, Massimo was not a party to any legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

The following list sets forth certain information regarding Massimo's executive officers and directors:

      Jason J. Romano (Chairman of the Board, CEO, Co-Founder and Director)

      Joseph  L. Romano (Vice President, Secretary, Co-Founder and Director)

      Charles R. Haag (CFO and Director)

      Kenneth B. Caldcleugh (Director)

     Mr. Jason J. Romano, age 29, has served as Chairman of the Board since March 1997 and Chief Executive Officer since Massimo's inception in May of 1994 when he began to devote his full time effort to Massimo's activities. From June 1993 to May of 1994, Jason Romano was involved in Industrial Sales with Colt Contractors, Inc., which provides technical personnel to industry. Mr. Romano will be responsible for overseeing the overall operations of Massimo. Mr. Romano will also work on strategic distribution and the development of innovative products. For the past five years, Mr. Romano has worked extensively in the ethnic hair care industry on product development, manufacturing, shipping and marketing. Mr. Romano received a Bachelor of Arts in International Business from Southern Methodist University. Jason J. Romano is the son of Joseph L. Romano.

     Mr. Joseph L. Romano, age 62, has served as Vice President, Treasurer and Secretary since Massimo's inception in May of 1994. Mr. Romano has 35 years of business experience focusing primarily on sales and public relations. In 1970, Mr. Romano co-founded Spartan Supply Co., an oil field supply company, which he sold in 1980. In 1980, Mr. Romano founded River Parish Maintenance and Louisiana Maintenance Services, Inc., which supply personnel to heavy industry and with which he is presently employed. Presently, Mr. Romano serves on the board of directors of River Parish Maintenance and Louisiana Maintenance Services, Inc. Mr. Romano received a Bachelor of Science in Electrical Engineering from the University of Southwestern Louisiana. Joseph L. Romano is the father of Jason J. Romano.

     Mr. Charles R. Haag, age 56, has been a Director of Massimo since March of 1997. Mr. Haag is a business "generalist" with 26 years of experience, 13 in major corporations and 13 in small businesses. Mr. Haag has "specialized," over the past 13 years, in turnaround and rollout situations. Mr. Haag was Vice President and Chief Financial Officer of A Pea in the Pod, a retail chain specializing in maternity clothes. From May 1995 to October 1995, Mr. Haag was Vice President and Chief Financial Officer of Sesame Street General Store, a specialty retail chain. Since October of 1995, he has been a consultant to Bank One, a national commercial bank, and Eurcare, Inc., which provides physicians and other medical personnel to hospitals.

      Mr. Kenneth B. Caldcluegh, age 48, has been a director of Massimo since June of 1998. Mr. Caldcleugh has 23 years of business experience focusing primarily on sales, distribution and acquisition growth. Mr. Caldcleugh has served as Assistant Regional Manager of Glazer Companies, a distributor of alcoholic beverages, for the State of Texas from 1979 to 1981 and as Corporate Vice President / Louisiana Regional Manager through 1996. During his tenure, the company grew from a $48 million dollar to a $120 million dollar company. Since 1997, Mr. Caldcleugh has owned a full service, premium food and alcohol concept retail store, The Cellars of River Ridge and is also a member of the Board of Directors of the Christian Brothers Foundation, Guaranty Savings and Loan, and the National Board of Directors of the Wine & Spirit Wholesalers of America. Mr. Caldcleugh received a Bachelor of Science from Texas Tech University.

         Directors of Massimo are elected at each annual meeting of shareholders. The officers of Massimo are elected annually by the Board of Directors. Officers and directors hold office until their respective successors are elected and qualified or until their earlier resignation or removal.

Compensation of Directors


All directors of Massimo will receive $500 per meeting attended and related travel expenses following the initial public offering.

Indemnification and Limitation on Liability

         If available at a reasonable cost, Massimo intends to maintain insurance against any liability incurred by our officers and directors in defense of any actions to which we are made parties by any reason of our positions as officers and directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Jason J. Romano, Joseph L. Romano and Charles Haag are the Company's only promoters. None have received compensation or remuneration for their activities other than Jason J. Romano's salary and each's reimbursement of expenses relating to Company activities. Jason J. Romano received no separate compensation for the invention of the applicator, its patent or its transfer to the Company. Following the close of this offering, we expect to increase Jason
J. Romano's salary to $7,000 per month and commence paying Joseph L. Romano and Charles Haag $5,000 per month each.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid to Massimo's President Jason J. Romano and Vice President Joseph L. Romano for services rendered to Massimo in all capacities for the fiscal years ended December 31, 1997, 1996 and 1995.

                           Summary Compensation Table

Name and                                                Annual Compensation              All Other
Principal Position         Fiscal Year               Salary      Bonus            Compensation

Jason J. Romano                 1997                  $36,000      -0-           -
                                1996                   36,000      -0-          -
                                1995                   36,000      -0-          -

Joseph L. Romano                1997                    -0-        -0-          -
                                1996                    -0-        -0-          -
                                1995                    -0-        -0-          -


         Before this offering, Massimo was a privately held corporation and minimum compensation was paid to Jason Romano. In the future, Massimo intends to compensate our officers in accordance with the recommendations of a compensation committee.

Employment Agreements

         Massimo has no employment agreements.

Stock Option Plan

         The 1998 Stock Option Plan, provides for the grant to employees, officers, directors, and consultants to Massimo or any parent, subsidiary or affiliate of Massimo of up to 170,000 shares of Massimo's common stock, subject to adjustment in the event of any subdivision, combination, or reclassification of shares. The 1998 Stock Option Plan will terminate in 2007. The 1998 Stock Option Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, and non-qualified options at the discretion of the Board of Directors or a committee of the Board of Directors. The options granted are exercisable within the times or upon the events determined by the Board or Committee set forth in the grant, but no option is exercisable beyond ten years from the date of the grant. The Board of Directors or Committee administering the 1998 Stock Option Plan will determine whether each option is to be an incentive stock option or non-qualified stock option, the number of shares, the exercise price, the period during which the option maybe exercised and any other terms and conditions of the option. The holder of an option may pay the option price in:

(1)   cash,

(2)   check,

(3)   other shares of Massimo,

(4) authorization for Massimo to retain from the total number of shares to be issued that number of shares having a fair market value on the date of exercise equal to the exercise price for the total number of shares,

     (5) irrevocable instructions to a broker to deliver to Massimo the amount of sale or loan proceeds required to pay the exercise price,

(6) delivery of an irrevocable subscription agreement of the shares which irrevocably obligates the option holder to take and pay for shares not more than 12 months after the date of the delivery of the subscription agreement,

(7)   any combination of the foregoing methods of payment, or

     (8) other consideration or method of payment for the issuance of shares as may be permitted under applicable law.

The options are nontransferable except by will or by the laws of descent and distribution. Upon dissolution, liquidation, merger, sale of stock or sale of substantially all assets, outstanding options, notwithstanding the terms of the grant, will become exercisable in full at least 10 days before the transaction. The 1998 Stock Option Plan is subject to amendment or termination at any time and from time to time, subject to certain limitations.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership as of September 30, 1998, of the common stock by (a) each person known by Massimo to be a beneficial owner of more than 5% of the outstanding shares of common stock and by each selling shareholder, (b) each director of Massimo, (c) each Named Executive Officer, and (d) all directors and executive officers of Massimo as a group. Unless otherwise noted, each beneficial owner named below has sole investment and voting power with respect to the common stock shown below as beneficially owned by him.

                                                  Shares Owned                        Shares Owned
                                                     Before offering                    After offering
Name and Address of                         Number of         Percent     Number of     Percent
Beneficial Owner                            Shares Owned     Owned             Shares Owned     Owned


Jason J. Romano (1)..................         225,000         32.1%                225,000       11.8 %
  8643 Grenadier Dr.
  Dallas, Texas  75238
Joseph L. Romano (1)................          225,000         32.1                 225,000        11.8
  328 Celeste Ave.
  River Ridge, Louisiana  70121
Charles R. Haag......................         50,000          7.1                  50,000        2.6
  17200 Westgrove Dr.
   #2421 Dallas, Texas 75248

Total (all executive officers               516,700         73.8%                516,700      27.2%
and directors as a group)
---------

(1) Excludes options to purchase 66,300 shares each.

                            DESCRIPTION OF SECURITIES

Units

         Each unit consists of two shares of common stock and two Series A Warrants. The shares and the warrants included in the units may not be separately traded for six months after the date of this prospectus, unless earlier separated upon three days' written notice from the representative to Massimo.

Common Stock

     Massimo is authorized to issue 10,000,000 shares of common stock, $.01 par value. As of September 30, 1998 there were 700,033 shares of common stock.

         The holders of outstanding shares of all classes of common stock are entitled to share ratably in any dividends paid on the common stock when, as and if declared by the Board of Directors out of funds legally available. Each holder of common stock is entitled to one vote for each share held of record. The common stock is not entitled to cumulative voting or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding up of Massimo, the holders of common stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of common stock are fully paid and non assessable.

Warrants

         The warrants will be issued in registered form under, governed by, and subject to the terms of a warrant agreement between Massimo and ________Transfer Agent______ as warrant agent. The following statements are brief summaries of certain provisions of the warrant agreement. Copies of the warrant agreement may be obtained from Massimo or the warrant agent and have been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

         Each warrant entitles the holder thereof to purchase at any time one share of common stock at an exercise price of $_.__ per share at any time after the common stock and warrants become separately tradable until ______ [five years from the date of this prospectus]. The right to exercise warrants will terminate at the close of business on ______ [five years from the date of this prospectus]. The warrants contain provisions that protect the warrant holders against dilution by adjustment of the exercise price in certain events, including but not limited to stock dividends, stock splits, reclassification or mergers. A warrant holder will not possess any rights as a shareholder of Massimo. Shares of common stock, when issued upon the exercise of the warrants in accordance with the terms thereof, will be fully paid and non-assessable.

         Commencing six months after the date of this prospectus, Massimo may redeem some or all of the warrants at a call price of $0.05 per warrant, upon 30 days' prior written notice if the closing bid quotation of the common stock on the Boston Stock Exchange and/or the NASDAQ Small-Cap Market has equaled or exceeded 200% of the offering price per unit for twenty consecutive trading days within the thirty-day period immediately preceding such notice.

         The warrants may be exercised only if a current prospectus relating to the underlying common stock is then in effect and only if the shares are qualified for sale under the securities laws of the state or states in which the purchaser resides. So long as the warrants are outstanding, Massimo has undertaken to file all post-effective amendments to the registration statement required to be filed under the Securities Act of 1933, and to take appropriate action under federal law and the securities laws of those states where the warrants were initially offered to permit the issuance and resale of the common stock issuable upon exercise of the warrants. However, there can be no assurance that Massimo will be in a position to effect such action, and the failure to do so may cause the exercise of the warrants and the resale or other disposition of the common stock issued upon such exercise to become unlawful. Although Massimo does seek to qualify the shares of common stock underlying warrants for the sale in those states in which the units are to be offered, no assurance can be given that such qualification will occur. The warrants may be deprived of any value if a current prospectus covering the underlying shares are not, or cannot be, registered in the applicable states. Massimo may amend the terms of the warrants, but only by extending the termination date or lowering the exercise price thereof. Massimo has no present intention of amending such terms. However, there can be no assurances that Massimo will not alter our position in the future with respect to this matter.

Transfer Agent and Registrar

         The Transfer  Agent and Registrar for the shares of the common stock is
__________________________.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, Massimo will have 1,903,533 shares of common stock outstanding. Of these shares, 1,200,000 shares sold in this offering (1,380,000 if the underwriters' over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act of 1933, except shares purchased by an "affiliate" (as defined in the Securities Act) of Massimo. The remaining 703,533 shares will be "restricted shares" within the meaning of the Securities Act of 1933 and may be publicly sold only if registered under the Securities Act of 1933or sold in accordance with an applicable exemption from registration, such as those provided by Rules 144 and 701 promulgated under the Securities Act of 1933.

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell restricted shares if at least two years have passed since the later of the date such shares were acquired from Massimo or any affiliate of Massimo. Rule 144 provides, however that within any three-month period such person may only sell up to the greater of 1% of the then outstanding shares of Massimo's common stock (approximately 19,000 shares following the completion of this offering) or the average weekly trading volume in Massimo's common stock during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information. Any person who has not been an affiliate of Massimo for a period of 90 days preceding a sale of restricted shares is entitled to sell such shares under Rule 144 without regard to such limitations if at least three years have passed since the later of the date such shares were acquired from Massimo or any affiliate of Massimo. Shares held by persons who are deemed to be affiliated with Massimo are subject to such volume limitations regardless of how long they have been owned or how they were acquired.

         Any employee, officer or director of Massimo who purchases his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provision of Rule 701 under the Securities Act of 1933, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitations or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days from the date of this prospectus.

         Without consideration of contractual restrictions described below, an aggregate of 516,700 shares of common stock, representing 27% of the outstanding shares of the common stock are subject to Rule 144 after the completion of this offering. Massimo is unable to estimate the number of shares that may be sold from time to time under Rule 144, since such number will depend upon the market price and trading volume for the common stock, the personal circumstances of the sellers and other factors.

         After  this  offering,   executive   officers,   directors  and  senior
management will own 516,700 shares of the common stock. Massimo's largest shareholder and director has entered into an agreement with the underwriters providing that he will not sell or otherwise dispose of any shares of common stock held by him for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters. Massimo's executive officers, other directors, and management have entered into separate agreements with the underwriters providing that each will not sell or otherwise dispose of any shares of common stock held by them for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters, except for shares sold upon exercise of the underwriters' over-allotment option.

                                  UNDERWRITING

         Pursuant to the terms and subject to the conditions contained in the Underwriting Agreement, Massimo has agreed to sell on a firm commitment basis to the underwriters named below, and each of the underwriters, for whom __________________ is acting as representative, have severally agreed to purchase the number of units set forth opposite their respective names in the following table:

Underwriters               Number of Units

          Total                     600,000

         The representative has advised Massimo that the underwriters propose to offer the shares to the public at the initial public offering price per share set forth on the cover page of this prospectus and to certain dealers at such price less a concession of not more than $_.__ per Share, of which $ __.__ may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by Massimo as set forth on the cover page of this prospectus.

         Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including exercising the over-allotment option, effecting syndicate covering transactions or imposing penalty bids.

         Massimo has granted to the underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to 90,000 additional units to cover over-allotments, if any, at the same price per unit as Massimo will receive for the 600,000 units that the underwriters have agreed to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional units that the number of units to be purchased by it shown in the above table represents as a percentage of the 600,000 units offered hereby. If purchased, such additional units will be sold by the underwriters on the same terms as those on which the 600,000 units are being sold.

         The Underwriting  Agreement  contains  covenants of indemnity among the
underwriters   and  Massimo   against  certain  civil   liabilities,   including
liabilities under the Securities Act of 1933.

The holders of approximately 703,533 shares of the common stock after the offering have agreed with the representative that, until one year after the date of this prospectus, subject to certain limited exceptions, they will not sell, contract to sell, or otherwise dispose of any shares of common stock, any options to purchase shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of the representative, except for shares sold upon exercise of the underwriters' over-allotment option. Substantially all of such shares will be eligible for immediate public sale following expiration of the lock-up periods, subject to the provisions of Rule 144. In addition, Massimo has agreed that until 365 days after the date of this prospectus, Massimo will not, without the prior written consent of the representative, subject to certain limited exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than Massimo's sales of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants or the issuance of options under our employee stock option plan. See "Shares Eligible for Future Sale."

         The underwriters have the right to offer the securities offered hereby only through licensed securities dealers in the United States who are members of the National Association of Securities Dealers, Inc. and may allow such dealers such portion of its 10% commission as the underwriter may determine.

         The underwriters will not confirm sales to any discretionary accounts without the prior written consent of their customers.

         Massimo has agreed to pay the representative a non-accountable expense allowance of 2.5% of the gross amount of the units sold ($127,500 upon the sale of the units offered) at the closing of the offering. The underwriters' expenses in excess thereof will be paid by the representative. To the extent that the expenses of the underwriting are less than that amount, such excess shall be deemed to be additional compensation to the underwriter. In the event this offering is terminated before its successful completion, Massimo may be obligated to pay the underwriter a maximum of $25,000 on an accountable basis for expenses incurred by the underwriter in connection with this offering.

         Massimo has agreed to enter into a consulting agreement with the representative at rate of $1,000 per month, commencing 90 days after the closing and extending for a period of 24 months.

         The Underwriting Agreement provides for indemnification among Massimo and the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933. In addition, the underwriters' warrants provide for indemnification among Massimo and the holders of the Underwriters' warrants and underlying shares against certain civil liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934.

Underwriters' Warrants

         Upon the closing of this offering, Massimo has agreed to sell to the underwriters for nominal consideration, the underwriters' warrants. The underwriters' warrants are exercisable at 120% of the public offering price for a four-year period commencing one year from the effective date of this offering. The underwriters' warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this offering except to the officers of the underwriter and their successors and dealers participating in the offering and/or their partners or officers. The underwriters' warrants will contain anti-dilution provisions providing for appropriate adjustment of the number of shares subject to the warrants under certain circumstances. The holders of the underwriters' warrants have no voting, dividend or other rights as shareholders of Massimo with respect to shares underlying the underwriters' warrants until the underwriters' warrants have been exercised.

         Massimo has agreed, during the four year period commencing one year from the date of this offering, to give advance notice to the holders of the underwriters' warrants or underlying securities of our intention to file a registration statement, other than in connection with employee stock options, mergers, or acquisitions, and in such case the holders of the underwriters' warrants and underlying securities shall have the right to require Massimo to include their securities in such registration statement at Massimo's expense ("Piggyback" Rights).

         For the term of the underwriters' warrants, the holders thereof will be given the opportunity to profit from a rise in the market value of Massimo's shares, with a resulting dilution in the interest of other shareholders. The holders of the underwriters' warrants can be expected to exercise the underwriters' warrants at a time when Massimo would, in all likelihood, be able to obtain needed capital by an offering of our unissued shares on terms more favorable to Massimo than those provided by the underwriters' warrants. Such facts may adversely affect the terms on which Massimo can obtain additional financing. Any profit realized by the underwriter on the sale of the underwriters' warrants or shares issuable upon exercise of the underwriters' warrants may be deemed additional underwriting compensation.

Determination of Offering Price

         The offering price will be determined by negotiations between Massimo and the representative. The factors considered in determining the offering price include Massimo's initial investment since our organization, the industry in which it operates, Massimo's business potential and earning prospects and the general condition of the securities markets at the time of the offering. The offering price does not bear any relationship to Massimo's assets, book value, net worth or other recognized objective criteria of value.

         Before this offering, there has been no public market for the securities of Massimo, and there can be no assurance than an active market will develop. Although the representative has informed Massimo that it currently intends to make a market in the securities subsequent to the effectiveness of the offering, there can be no assurance that the representative will take any action to make such a market thereafter.

NASDAQ Small-Cap Market System and Boston Stock Exchange

         It is anticipated that after the offering, the securities will be quoted on the NASDAQ Small-Cap Market System and listed on the Boston Stock Exchange. However, there can be no assurance that the securities will be listed, that a market for the securities will develop or if it does develop that it will be maintained.

LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for Massimo by Robert A. Forrester, Attorney at Law. Mr. Forrester or his affiliates own 3,500 shares of common stock.
EXPERTS

         The financial statements as of September 30, 1998 have been so included in reliance on the report of Killman, Murrell & Company, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

         Massimo has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act of 1933 with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Massimo and the Securities, reference is made to the registration statement and the exhibits and schedules thereto. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. The registration statement and the exhibits and the schedules thereto filed with the Securities and Exchange Commission may be inspected, without charge, at the office of the Securities and Exchange Commission at Judiciary Plaza, 450 fifth Street, NW, Washington, D.C. 20549. Copies of such materials may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission at http:/www.sec.gov.

         As a result of this offering, Massimo will become subject to the reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Massimo will furnish our shareholders with annual reports containing audited consolidated financial statements certified by independent public accountants following the end of each fiscal year, proxy statements and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

         Massimo has applied to the NASDAQ Small-Cap and Boston Stock Exchange. If the Company's application is accepted, then reports, proxy statements and other information concerning Massimo will be available for inspection at the Boston Stock Exchange, One Boston Place, Boston, MA 02108.

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors Massimo Enterprises, inc.

We have audited the accompanying balance sheets of Massimo Enterprises, inc. (a development stage company) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equiq, and cash flows for the years ended December 31, 1996 and 1997, and for the period from May 24, 1994
(inception) to December 31, 1997. These financial statements are the responsibility of tbe Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting tbe amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Massimo Enterprises, inc. (a development stage company) as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, and from May 24, 1994 (inception), to December 31, 1997, in conformity with generally accepted accounting principles.

Killman, Murrell & Company, P.C. Dallas, Texas luly 16, 1998

                            MASSIMO ENTERPRISES, INC.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

Report of Independent Certified Public Accountant                          F-2

Financial Statements

       Balance Sheets as of December 31, 1996 and 1997
       and September 30, 1998 (Unaudited)                                  F-3

       Statements of Operations for the Years Ended
       December 31, 1996 and 1997 for the Period
       May 24, 1994 (Inception) Through December 31,
       1997 and the Nine Months Ended September 30,
       1997 and 1998 (Unaudited)                                           F-4

       Statements of Stockholders' Equity for the
       Period May 24, 1994 (Inception) to December
       31, 1994 and for Each of the Years Ended
       December 31, 1995, 1996 and 1997 and the Nine
       Months Ended September 30, 1998 (Unaudited)                         F-5

       Statements of Cash Flows for the Years Ended
       December 31, 1996 and 1997, the period May
       24, 1994 (Inception) through December 31, 1997
       and the Nine Months Ended September 30, 1997 and
       1998 (Unaudited)                                                    F-6

       Notes to Financial Statements                                       F-8

   REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


To the Board of Directors
Massimo Enterprises, Inc.

We have audited the accompanying balance sheets of Massimo Enterprises, Inc. (a development stage company) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1997, and for the period from May 24, 1994 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Massimo Enterprises, Inc. (a development stage company) as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, and from May 24, 1994 (inception), to December 31, 1997, in conformity with generally accepted accounting principles.




Killman, Murrell & Company, P.C.
Dallas, Texas
July 16, 1998

                            MASSIMO ENTERPRISES, INC.

                          (A Development Stage Company)

                                 BALANCE SHEETS

                                     ASSETS

                                                                        December 31,                       September 30,
                                                            ------------------------------------        ------------------
                                                               1996                      1997                 1998
                                                            ----------                ----------        ------------------
                                   (Unaudited)
CURRENT ASSETS
    Cash                                                   $    3,803                $   60,923                  $ 125,063
    Inventory                                                  88,226                    88,226
                                                           ----------                ----------                  ---------

           TOTAL CURRENT ASSETS                                92,029                   149,149                    125,063

EQUIPMENT, net of accumulated
    depreciation of $9,337, $14,045 and
    $17,576, respectively                                      15,213                     9,497                      5,966

OTHER ASSETS
    Intangible assets, net of accumulated
       amortization of $2,148, $3,563 and
       $4,802, respectively                                    12,021                    12,922                     11,683
    Deferred Offering Costs                                         -                         -                     44,255
    Other Assets                                                  100                       100                        100
                                                          -----------               -----------                -----------

                                                            $ 119,363                 $ 171,668                  $ 187,067
                                                            =========                 =========                  =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts Payable                                     $          -              $          -                   $    323
    Bank overdraft                                              6,414                         -                          -
    Note payable - Note 2                                      44,084                         -                          -
                                                           ----------              ------------               ------------

           TOTAL CURRENT LIABILITIES                           50,498                         -                        323
                                                           ----------              ------------                   --------

STOCKHOLDERS' EQUITY
    Common stock, $.01 par value;
       10,000,000 shares authorized;
       500,000, 576,166 and 700,033 issued
       and outstanding, respectively                            5,000                     5,762                      7,000
    Additional paid-in capital                                455,116                   650,453                    835,015
    Deficit accumulated during the development
       stage                                                 (391,251)                 (484,547)                  (655,271)
                                                            ---------                 ---------                  ---------

           TOTAL STOCKHOLDERS' EQUITY                          68,865                   171,668                    186,744
                                                           ----------                 ---------                  ---------

                                                            $ 119,363                 $ 171,668                  $ 187,067
                                                            =========                 =========                  =========

                          The accompanying notes are an
                        integral part of these financial
                                   statements.

                            MASSIMO ENTERPRISES, INC.

                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                        Years Ended                                         Nine Months Ended
                                                        December 31,                May 24, 1994               September 30,
                                               ----------------------------     (Inception) Through    --------------------------
                                                  1996              1997         December 31, 1997        1997              1998
                                               ----------        ----------      -----------------     ----------        ---------
                                                                                                                     (UNAUDITED)
SALES                                          $    6,127       $         -       $    6,127           $        -      $          -

COST OF SALES                                       4,176                 -            4,176                    -            88,226
                                               ----------       ------------      ----------           ----------        ----------

GROSS PROFIT(LOSS)                                  1,951                 -            1,951                    -           (88,226)

OPERATING EXPENSES
    General and administrative                     55,351            87,665          224,240               31,985            80,635
    Advertising and marketing                      64,813                 -          243,783                    -                 -
    Depreciation and amortization                   6,013             6,123           17,608                4,042             4,770
                                               ----------         ---------       ----------             --------        ----------

                                                  126,177            93,788          485,631               36,027            85,405
                                                ---------          --------        ---------             --------        ----------

LOSS FROM OPERATIONS                             (124,226)          (93,788)        (483,680)             (36,027)         (173,631)

OTHER INCOME (EXPENSE)
    Interest income                                    10               760              770                    -             2,907
    Interest expense                               (1,369)            ( 268)          (1,637)                (268)                -
                                               ----------        ----------       ----------            ---------      ------------

                                                   (1,359)              492             (867)                (268)            2,907
                                               ----------         ---------      -----------            ---------        ----------

NET LOSS                                        $(125,585)         $(93,296)       $(484,547)            $(36,295)        $(170,724)
                                                =========          ========        =========             ========         =========

NET LOSS PER COMMON SHARE                       $    (.25)        $    (.18)       $    (.96)           $    (.07)      $      (.27)
                                               ==========         =========      ===========            =========       ===========

WEIGHTED AVERAGE OUTSTANDING
    COMMON SHARES                                 500,000           520,013          505,003              500,000           625,713
                                                =========          ========        =========             ========         =========

                          The accompanying notes are an
                        integral part of these financial
                                   statements.

                            MASSIMO ENTERPRISES, INC.

                          (A Development Stage Company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  Common Stock
                                         ----------------------------       Additional
                                            Number             Par            Paid-In           Retained
                                          of Shares            Value          Capital           (Deficit)           Total
                                         ----------         ---------      ------------        ----------         ---------
Initial common stock sale,
    May 24, 1994 (inception)                500,000           $5,000          $ 72,000      $          -          $  77,000

Net loss                                                                                         (40,285)           (40,285)
                                         ----------         ---------      ------------        ----------         ---------

    Balance, December 31, 1994              500,000            5,000            72,000           (40,285)            36,715

Cash contributions from stockholder               -                            269,000                 -            269,000

Net loss                                          -                                  -          (225,381)          (225,381)
                                          ---------          ---------      -----------         ---------          --------

    Balance, December 31, 1995              500,000            5,000           341,000          (265,666)            80,334

Cash contributions from stockholder               -                            114,116                 -            114,116

Net loss                                          -                                  -          (125,585)          (125,585)
                                          ---------          ---------      -----------         ---------          --------

    Balance, December 31, 1996              500,000            5,000           455,116          (391,251)            68,865

Cash contributions from stockholder               -                -            81,849                 -             81,849

Sale of common stock, September and
 October 1997                                76,166              762           113,488                 -            114,250

Net loss                                          -                 -                -           (93,296)           (93,296)
                                          ---------          --------       -----------        ----------          ---------

    Balance, December 31, 1997              576,166            5,762           650,453          (484,547)           171,668

Sale of common stock, June 1998             123,867            1,238           184,562                 -            185,800

Net loss                                          -                 -                -          (170,724)          (170,724)
                                          ---------          --------       -----------        ----------          --------

    Balance, September 30,1998 (unaudited)  700,033           $7,000          $835,015         $(655,271)          $186,744
                                            =======           ======          ========         =========           ========


                          The accompanying notes are an
                  integral part of these financial statements.

                            MASSIMO ENTERPRISES, INC.

                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                                    Years Ended              May 24, 1994       Nine Months Ended
                                                                    December 31,         (Inception) Through      September 30,
                                                              1996               1997     December 31, 1997     1997         1998
                                                          ------------        ----------   ----------------  ----------   ----------
                                                                                                                   (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                $(125,585)         $(93,296)       $(484,547)     $(36,295)   $(170,724)
    Adjustments to reconcile net loss to net cash
       used by operating activities:
           Depreciation and amortization                        6,013             6,123           17,608         4,042        4,770
    Changes in current assets and liabilities:
           Accounts receivable                                      -                 -                -             -            -
           Inventory                                          (38,769)                -          (88,226)            -       88,226
           Other assets                                          (100)            1,008             (100)            -            -
           Accounts payable                                         -                 -                -             -          323
                                                         ------------       -----------     ------------     ---------      -------


                   NET CASH USED BY
                     OPERATING ACTIVITIES                    (158,441)          (86,165)        (555,265)      (32,253)     (77,405)
                                                            ---------          --------        ---------      --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of property and equipment                        (3,450)                -          (23,542)            -            -
    Purchase of intangible assets                              (2,680)           (2,316)         (16,485)       (2,295)           -
                                                           ----------         ---------        ---------     ---------     --------

                   NET CASH USED BY
                     INVESTING ACTIVITIES                      (6,130)           (2,316)         (40,027)       (2,295)           -
                                                           ----------         ---------       ----------     ----------    --------








                                   (Continued)

                            MASSIMO ENTERPRISES, INC.

                          (A Development Stage Company)

                      STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                      Years Ended             May 24, 1994        Nine Months Ended
                                                                      December 31,       (Inception) Through        September 30,
                                                                1996              1997     December 31,1997     1997            1998
                                                               -------          --------  -----------------  ----------     --------
                                                                                                                     (UNAUDITED)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net borrowings (payments) on note payable                $ 44,084          $(44,084)     $          -    $(44,084)  $         -
    Proceeds from sale of common stock                              -           114,250           114,250           -       185,800
    Proceeds from stockholder contributions                   114,116            81,849           541,965      82,018             -
    Net increase (decrease) in bank overdraft                   6,414            (6,414)                -      (6,416)            -
    Deferred offering costs                                         -                 -                 -           -       (44,255)
                                                          -----------       -----------      ------------  ----------      --------

       NET CASH PROVIDED BY
           FINANCING ACTIVITIES                               164,614           145,601           656,215      31,518       141,545
                                                             --------          --------         ---------    --------      --------

NET INCREASE (DECREASE) IN CASH                                    43            57,120            60,923      (3,030)       64,140

CASH BALANCE AT BEGINNING OF PERIOD                             3,760             3,803                 -       3,803        60,923
                                                            ---------         ---------      ------------   ---------     ---------

CASH BALANCE AT END OF PERIOD                                $  3,803          $ 60,923         $  60,923    $    773      $125,063
                                                             ========          ========         =========    ========      ========

SUPPLEMENTAL INFORMATION
    Interest paid                                            $  1,369         $     268        $    1,637    $    268   $         -
                                                             ========         =========        ==========   =========   ===========










                          The accompanying notes are an
                        integral part of these financial
                                   statements.

                            MASSIMO ENTERPRISES, INC.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

             (Unaudited with respect to September 30, 1997 and 1998

             and the nine months ended September 30, 1997 and 1998)


NOTE 1:  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Massimo Enterprises, Inc. (a development stage company) (Company) was incorporated in the state of Louisiana on May 24, 1994 to develop and distribute ethnic hair-care products. On June 23, 1998, the Company was reincorporated under the laws of the State of Texas. The Company has been in the development stage since inception and is devoting substantially all of its efforts to financial planning, raising capital, research, and development and marketing. The Company plans to launch its product line in the United States and in many areas of South America.

Cash equivalents

For purposes of determining cash flows, cash includes cash-on-hand and in bank accounts.

Inventory

Inventory consists of finished goods (hair care products) and is carried at the lower of cost (first-in, first-out) or market. There have been no sales of inventory since June of 1996 due to management's decision not to initiate a sales effort until such time as a national advertising program has commenced. The value of the December 31, 1997 inventory has been charged against operations in 1998.

Equipment

Equipment is recorded at cost. Depreciation of equipment is provided using the straight-line method over the assets' estimated useful lives of five years. Maintenance and repairs of a routine nature are charged to operations as incurred. Renewals and betterments which substantially extend the useful life of an existing asset are capitalized and depreciated over its estimated useful life. Upon retirement or sale of the asset, the cost of the asset and the related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is included in operations.

Intangible Assets

Included in intangible assets are a trademark and a patent, recorded at cost and amortized on the straight-line method over ten years.




                                   (Continued)

                            MASSIMO ENTERPRISES, INC.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

             (Unaudited with respect to September 30, 1997 and 1998

             and the nine months ended September 30, 1997 and 1998)

NOTE 1:  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Federal Income Taxes

The Company has elected S Corporation status under the Internal Revenue Code. Accordingly, the Company is not a taxable entity for federal income tax purposes and its net income (loss) is included in the federal income tax returns of its stockholders. No pro forma tax provision is reflected in these financial statements since the realization of any portion of the deferred tax assets resulting from the Company's net operating loss carryforward is not considered more likely than not.

Management Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from management's estimates.

Advertising

Advertising expenses are charged to operations as incurred. Advertising expenses for the year ended December 31, 1996 was approximately $64,813. There was no advertising cost for the year ended December 31, 1997 or the nine months ended September 30, 1998.

Net Loss Per Common Share

Net (loss) per common share is based on the weighted average number of common shares outstanding during the respective periods. At December 31, 1997 and September 30, 1998 the Company had issued options to purchase 170,000 shares of common stock at $1.50; however, the net loss per share computation did not include the exercise of the options since the effect would have been antidilutive.

New Accounting Standards

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (Statement No. 128), which is required to be adopted for financial statements issued for annual or interim periods after December 15, 1997. The adoption of Statement No. 128 required a change in the presentation of earnings per share
(EPS) to replace primary and fully diluted EPS with a presentation of basic and diluted EPS and to restate EPS for all periods presented. The adoption of Statement No. 128 did not have a material impact on the Company's financial statements.


                                   (Continued)

                            MASSIMO ENTERPRISES, INC.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

             (Unaudited with respect to September 30, 1997 and 1998

             and the nine months ended September 30, 1997 and 1998)


NOTE 1:  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

New Accounting Standards

In February 1997, the FASB also issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" (Statement No. 129). Statement No. 129 establishes standards for disclosing information about an entity's capital structure and applies to all entities. Statement No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, "Omnibus Opinion -- 1966", and 15, "Earnings per Share", and FASB Statements of Financial Accounting Standards No. 47, "Disclosure of Long-Term Obligations", for entities that were subject to the requirements of APB Opinions 10 and 15 and Statement No. 47 and consolidates them for ease of retrieval and for greater visibility to non-public entities. Statement No. 129 is effective for financial statements for periods ending after December 15, 1997. The Company experienced no material revision in its disclosures when Statement No. 129 was adopted.

New Accounting Standards (Continued)

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Statement No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that financial statement. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. The Company does not expect Statement No. 130 to have any effect on the Company's financial statements.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (Statement No. 131), "Disclosures About Segments of an Enterprise and Related Information." Statement No. 131 establishes standards for disclosures related to business operating segments. The Company anticipates that Statement No. 131 will have no significant effect on the disclosures set forth in its consolidated financial statements.


NOTE 2:  NOTE PAYABLE

At December 31, 1996, the Company had a note payable to a bank of $44,084. The note accrued interest at 10.5% and was due on demand. The note was paid in full in January 1997.

                            MASSIMO ENTERPRISES, INC.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

             (Unaudited with respect to September 30, 1997 and 1998

             and the nine months ended September 30, 1997 and 1998)


NOTE 3:  INTERIM FINANCIAL INFORMATION

The balance sheet as of September 30, 1998 and the statements of operations, stockholders' equity and cash flows for the nine months ended September 30, 1998 and 1996 have been prepared by the Company without audit. In the opinion of management, such statements include all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial position, results of operations and cash flows of the Company for all periods presented. The results of operations for interim periods are not necessarily indicative of the results to be obtained for the full fiscal year.

No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the Offering and, if given or made, such information or representation must not be relied upon as having been authorized by Massimo. This Prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making such offer of solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder shall, under any circumstances, create any implication that the information herein is correct at any time subsequent to the date of this Prospectus.


                                                  -----------------

                                TABLE OF CONTENTS

                                            Page
Prospectus Summary..................         3
The Offering...........................      4
Summary Financial Information.....           5
Risk Factors............................     6
Dividend Policy........................     10
Use of Proceeds........................     11
Dilution.................................   12
Capitalization...........................   13
Management's Discussion and
  Analysis of Results of Operations..       14
Business ................................   16
Management ............................     22
Certain Relationships and Related
 Transactions............................   23
Principal Shareholders.................     25
Description of Securities...............    25
Shares Eligible for Future Sale........     26
Underwriting............................    27
Legal Matters...........................    30
Experts..................................   30
Additional Information  ...............     30
Index to Financial Statements               F-1












                                  600,000 Units

                             Each Unit Consisting of
                           Two Shares of Common Stock
                                       And
                             Two Redeemable Series A
                                  Common Stock
                                Purchase Warrant






                                 OFFERING PRICE
                                                        $8.50
                                    PER UNIT














                                   Prospectus

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

Article Eleven of the Registrant's Articles of Incorporation provide as follows:

         A director of Massimo shall not be personally liable to Massimo or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. Massimo shall be obligated to indemnify its officers and directors against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses incurred by that person to the full extent permitted under Texas law. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability or rights to indemnification of a director of Massimo existing at the time of the repeal or modification.

The Bylaws of the Registrant provide as follows:

Massimo may indemnify any person (and the heirs, executor and administrators of such person) who is or was a director, officer or employee of Massimo, or of any other corporation of which Massimo is directly or indirectly a shareholder or creditor or in which it is in any way interested, and for which he served in the capacity of director, officer or employee at the request of Massimo against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any civil or criminal claim, action, suit or proceeding (whether brought by or in the right of Massimo or otherwise) or in connection with an appeal relating thereto in which he may have become involved as a party or otherwise by reason of being such director, officer or employee. The rights of indemnification provided for in this Article shall be in addition to any right to which any such director, officer or employee may be entitled under any agreement, vote of shareholders, Articles of Incorporation or as a matter of law or otherwise.

Reference is also made to the Form of  Underwriting  Agreement  filed as Exhibit
1.1 to this Registration Statement for provisions relating to the indemnification of directors, officers and controlling persons against certain liabilities including liabilities under the Securities Act of 1933.

Item 25. Other Expenses of Issuance and Distribution
Estimated expenses in connection with the public offering by Massimo of the securities offered hereunder are as follows:

Securities and Exchange Commission Filing Fee                        $     4,167
NASD Filing Fee                                                            2,000
Blue Sky Fees and expenses                                                10,000
Boston Stock Exchange Application and Listing Fee*                        30,000
Accounting Fees and Expenses                                              25,000
Legal Fees and Expenses                                                   40,000
Printing*                                                                 25,000
Fees of Transfer Agents and Registrar*                                     5,000
Underwriters' Non-Accountable Expense Allowance                          106,250
Miscellaneous*                                                             1,333
                                                                      ----------
     Total                                                              $270,000
------------
*Estimated

Item 26. Recent Sales of Unregistered Securities
In September and October, 1997, Massimo issued an aggregate of 76,166 shares of Common Stock to twelve individuals for $114,249 cash. In June, 1998 Massimo issued an additional 123, 867 shares to 17 individuals for an aggregate of $185,800.50 cash. The sale of those securities was exempt form registration under the Securities Act of 1933, or amended pursuant to Rule 504 of Regulation D promulgated thereunder and Section 4(2) thereof.

Item 27. Exhibits

Exhibit No.                                        Item

Exhibit 1.1               Form of Underwriting Agreement(3)
Exhibit 1.2               Form of Underwriters Warrant Agreement(3)
Exhibit 3.1               Articles of Incorporation(3)
Exhibit 3.2               Bylaws(3)
Exhibit 5.1               Opinion of Robert A. Forrester(2)
Exhibit 10.1              Contract with RAANI Corporation(3)
Exhibit 10.2              1998 Stock Option Plan(3)
Exhibit 10.3              Assignment of Patent to Corporation(1)
Exhibit 23.1              Consent of Killman Murrell & Co. P.C.(1)
Exhibit 23.2 Consent of Robert A. Forrester is contained in his opinion filed as Exhibit 5.1 to this registration statement. (2)
Exhibit 27.1              Financial Data Schedule(2)
------------
(1)    Filed herewith
(2)    To be filed by amendment
 (3)  Previously filed

         Item 28. Undertakings
           The undersigned registrant hereby undertakes as follows;
      (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a city of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

      (4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      (5) (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (I) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) Include any additional or changed material information on the plan of distribution.

           (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (c) File a post-effective amendment to remove from registration any of the Securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on January 15, 1999.

                                                Massimo Enterprises, Inc.


                                                  By:  /s/ Jason J. Romano
                                       Jason J. Romano, Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Jason Romano and Joseph L. Romano, and each for them, his true and lawful attorney's-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all further amendments to this Registration Statement (including post-effective amendments or registration statements filed pursuant to Rule 462(b) relating to this Registration Statement), and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                                         Title Date

/s/ Jason J. Romano                Director, Chief Executive Officer              January 15, 1999
----------------------                                                            ----------------
Jason J. Romano



/s/ Joseph L. Romano*              Director, Vice President                       January 15, 1999
----------------------                                                            ----------------
Joseph L. Romano



/s/ Charles R. Haag*               Director, Chief Financial Officer              January 15, 1999
----------------------                                                            ----------------
Charles R. Haag


/s/ Kenneth B. Caldcleugh*         Director                                       January 15, 1999
--------------------------                                                        ----------------
Kenneth B. Caldcleugh


*By Jason J. Romano pursuant to power of attorney.
